# *Delaware*

*The First State*

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SBE, INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF MARCH, A.D. 2007, AT 12:26 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2792732 8100

070382296

AUTHENTICATION: 5554232

DATE: 03-30-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:49 PM 03/30/2007
FILED 12:26 PM 03/30/2007
SRV 070382296 - 2792732 FILE

# CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF SBE, INC.

**SBE, INC.**, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

**FIRST:** The name of the Corporation is SBE, Inc.

**SECOND:** The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is September 4, 1997.

**THIRD:** The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

Article IV. A. of the Corporation's Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

> "A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Twenty-Seven Million (27,000,000) shares. Twenty-Five Million (25,000,000) shares will be Common Stock, par value $0.001 per share, and Two Million (2,000,000) shares will be Preferred Stock, par value $0.001 per share. Effective as of 11:59 p.m. P.D.T., on the date this Certificate of Amendment of Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, every five (5) outstanding shares of Common Stock shall be combined automatically and without further action into one (1) share of Common Stock."

**FOURTH:** Thereafter pursuant to a resolution of the Board of Directors, such amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SBE, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Chief Executive Officer and President and attested to by its Secretary this 30th day of March, 2007.

**SBE, INC.**

Kenneth G. Yamamoto
Chief Executive Officer and President